SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OFTHE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 29, 2010 (September 23, 2010)

Management Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of incorporation)	333-152608 (Commission File Number)	26-1749145 (IRS Employer Identification Number)

2626 Cole Avenue, Suite 610
Dallas, Texas 75204
 (Address of principal executive offices)

Registrant's telephone number, including area code:    (214) 880-0400

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act
☐           Soliciting material pursuant to Rule 14a-12 of the Exchange Act
☐           Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act
☐           Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 2.01            Completion of Acquisition or Disposition of Assets.

On September 23, 2010, we completed our previously announced merger (the “Merger”) with Maple Carpenter Creek Holdings, Inc. (“MCCH”).  Pursuant to the Merger, our subsidiary merged into MCCH and the shareholders of MCCH received 65,000,000 shares of our common stock and an additional 15,000,000 shares of common stock that will vest on certain milestones.

MCCH has invested approximately $10 million in the acquisition of the following coal interests:

•
Carpenter Creek, Montana: an 80% interest in the Carpenter Creek coal prospect near Mellstone, Montana and two leases, the Mattfield and Janich leases on two ranches near Round Up, Montana. - MCCH controls the surface rights covering a resource potential of 345 million tons; and the mineral rights for a resource potential of over 83 million tons of coal.

•
Snider Ranch, Montana: an 80% interest in an option to acquire the Snider Ranch real estate and coal prospect adjacent to the Signal Peak Mine, near Roundup, Montana. MCCH controls the surface rights covering a resource potential of over 43 million tons of coal at the Snider Ranch.

•
Armadillo Group Holdings Corp: an approximately 72% ownership of Armadillo Mining Corp. ("AMC") in Colombia. AMC has exclusive options to acquire two metallurgical coal mines in the Cundinamarca province of Colombia: (i) Caparrapi is a permitted mine with minimum production and with a resource potential of 11 million metric tonnes; (ii) Yacopi which may have a resource potential of up 40 million metric tonnes.

Item 3.02            Unregistered Sales of Equity Securities.

Pursuant to the Merger, we issued 65,000,000 shares to the three former beneficial owners of MCCH.

As a condition to the Merger, we agreed with Cardiff Partners to accept 1,502,126 shares ($0.175 per share) as payment in full for accrued compensation owed to them for administrative and financial services performed through the date of the Merger.  We issued those shares to three principals of Cardiff Partners.  We also agreed with our former corporate attorney to accept 17,143 shares ($0.175 per share) as partial payment for previously rendered legal services.

The foregoing issuances were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.

Item 5.01.           Changes in Control of Registrant.

As a result of the Merger, Jack Hanks and Bruce Lemons each beneficially own 25 million shares of our common stock (each beneficially owning approximately 23.2% of our outstanding common stock, after giving effect to the Merger and the transactions contemplated therein) and constitute the sole members of our board of directors.  Accordingly, each may be deemed to be “control” Management Energy, Inc.

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

See our Report on Form 8-K, dated September 23, 2010, for information regarding the departure of executive officers and directors and the election of new executive officers and directors in connection with the Merger.

MCCH previously entered into certain compensation arrangements with Jack Hanks and Bruce Lemons which, by virtue of the Merger, have now been assumed by us.

MCCH has entered into an employment agreement with Mr. Hanks which provides for the payment of a base salary in the annual amount of $300,000 and participation in employee benefit plans.  Unless terminated earlier, the employment agreement shall continue until September 4, 2012.  During the term of the employment agreement, Mr. Hanks shall be a member of the Board of Directors of the Company.

MCCH has entered into a consulting agreement with Mr. Lemons which provides for the payment of a base fee in the annual amount of $170,000.  Unless terminated earlier, the consulting agreement shall continue until September 4, 2012.  During the term of the consulting agreement, Mr. Lemons shall be a member of the Board of Directors of the Company.

Item 9.01            Financial Statements and Exhibits

(a)          Financial Statements of Businesses Acquired

To be filed within 71 calendar days of this report on Form 8-K.

(b)          Pro Forma Financial Statements

To be filed within 71 calendar days of this report on Form 8-K.

(d)          Exhibits

2.1        Agreement and Plan of Merger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAGEMENT ENERGY, INC.

Date: September 29, 2010	By:	/s/ Jack W. Hanks
Jack W. Hanks, President and
Chief Executive Officer